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                                                                     EXHIBIT 5.1

                          [ROGERS & WELLS LETTERHEAD]

April 13, 1998

LNR Property Corporation
760 N.W. 107th Avenue
Miami, Florida 33172

Ladies and Gentlemen:

     We have acted as counsel for LNR Property Corporation (the "Company") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to the proposed offer by the Company to exchange $200,000,000 aggregate principal amount of 9 3/8% Series B Senior Notes due 2008 (the "New Notes") of the Company for a like amount of privately placed 9 3/8% Series A Senior Notes due 2008 (the "Old Notes"). The New Notes will be issued pursuant to an Indenture dated as of March 24, 1998 by and between the Company and U.S. Bank Trust National Association, as trustee.

     Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when New Notes are issued in exchange for Old Notes in the manner set forth in the Registration Statement, the New Notes will be binding obligations of the Company.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                          Very truly yours,

                                          /s/ Rogers & Wells LLP